Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of 707 Cayman Holdings Limited on Amendment No. 1 to Form F-1 (File No. 333-281949) of our report dated April 9, 2024, except for the change in the manner in Note 2 to the combined financial statements, as to which the date is July 17, 2024, and Notes 1, 7 and 8, as to which the date is October 16, 2024, with respect to our audits of the combined financial statements of 707 Cayman Holdings Limited and Subsidiaries as of September 30, 2022 and 2023 and for each of the years in the two-year period ended September 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co

Hong Kong, China
October 18, 2024